EXHIBIT 99.1

Citizens Community Bancorp, Inc. Reports 3Q2023 Earnings of $0.24 Per Share Reflecting Tax Changes; Lower Future Effective Tax Rate Expected;
Non-Performing Assets Decline: Net Interest Margin Expands

EAU CLAIRE, WI, October 24, 2023 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $2.5 million and earnings per diluted share of $0.24 for the quarter ended September 30, 2023, compared to $3.2 million and $0.31 per diluted share for the quarter ended June 30, 2023, and $4.0 million and $0.38 per diluted share for the quarter ended September 30, 2022, respectively. For the first nine months of 2023, earnings were $9.4 million, or $0.89 per diluted share, compared to earnings of $13.1 million, or $1.24 per diluted share for the first nine months of 2022.

The Wisconsin state budget, signed by Governor Evers on July 5, 2023, provides financial institutions a tax exemption on income earned on Wisconsin commercial and agricultural loans less than $5 million retroactive to January 1, 2023. The change is expected to lower the Company’s future effective tax rate.

The Company’s third quarter 2023 operating results reflected the following changes from the second quarter of 2023: (1) a one-time $1.8 million tax expense related to a reduction in the carrying value of the net deferred tax asset due to the impact of the Wisconsin taxation change decreasing the incremental tax rate, partially offset by a $0.6 million tax benefit due to a lower tax rate; (2) higher net interest income due to the recognition of $0.4 million of interest income on the payoff of a nonaccrual loan, with positive asset repricing and higher non-interest bearing checking balances offsetting the impact of higher liability costs; (3) a negative provision for credit losses resulting from a recovery related to a nonaccrual loan payoff and two other larger loan payoffs; (4) $0.3 million lower non-interest income, primarily due to lower gains on sale of loans.
Absent the Wisconsin state tax law change, earning per share for the three-month and nine-month periods ending September 30, 2023, would have been $0.36 and $1.02, respectively.

“We continue efforts to improve franchise value notwithstanding a challenging economic climate and yield curve inversion. During the third quarter, we decreased special mention, substandard and non-performing loans. The decrease in nonperforming loans helped increase net interest income and increased the negative provision. The allowance for credit losses remained elevated at 1.59% of total loans. Operationally, we continue to control expenses to lessen the impact of net interest margin compression and its impact on our efficiency ratio,” stated Stephen Bianchi, Chairman, President, and Chief Executive Officer. “Deposits grew modestly, and loan growth was muted, reflecting other business priorities.”

Book value per share was $15.80 at September 30, 2023, compared to $15.81 at June 30, 2023, and $15.59 at September 30, 2022. Tangible book value per share (non-GAAP)1 was $12.61 at September 30, 2023, compared to $12.61 at June 30, 2023, and $12.32 at September 30, 2022. For the quarter, tangible book value was positively influenced by net income and intangible amortization, offset by higher accumulated other comprehensive loss (“AOCI”). The AOCI loss reflected the impact of higher interest rates.

September 30, 2023 Highlights: (as of or for the 3-month period ended September 30, 2023 compared to June 30, 2023 and September 30, 2022.)

•Quarterly earnings of $2.5 million, or $0.24 per diluted share for the quarter ended September 30, 2023, decreased from the quarter ended June 30, 2023, earnings of $3.2 million or $0.31 per diluted share, and decreased from the quarter ended September 30, 2022, earnings of $4.0 million or $0.38 per diluted share.

•Earnings for the nine months ended September 30, 2023, were $9.4 million, or $0.89 per diluted share, which is a decrease from $13.1 million, or $1.24 per diluted share, for the same period in the prior year.

•Net interest income increased $0.4 million to $12.1 million for the quarter ended September 30, 2023, from $11.7 million the previous quarter and decreased $2.3 million from the third quarter of 2022. The increase in net interest income from the second quarter of 2023 is due to $0.4 million recognized from a nonaccrual loan payoff, with positive asset repricing and higher non-interest-bearing checking balances offsetting higher liability costs.

•The net interest margin without loan purchase accretion was 2.76% for the quarter ended September 30, 2023, compared to 2.69% for the previous quarter and 3.33% for the comparable quarter one year earlier. The impact of the nonaccrual loan payoff of $0.4 million was approximately 10 basis points.

•In the third quarter, we recorded a negative provision for credit losses of $0.3 million due to net recoveries from the payoff of a nonaccrual agricultural loan and the reversal of reserves as a result of the payoff of two larger loans. The favorable impact of improved forecasted general economic conditions from the second quarter offsets the provision for loan growth. The provision was $0.5 million for the preceding quarter and $0.4 million was recorded during the third quarter a year ago.

•The effective tax rate increased to 50.5% for the third quarter from 25.5% in the second quarter. “The increase in the tax rate is due to a Wisconsin budget signed July 5, 2023, effective January 1, 2023, which makes originated loans in Wisconsin for business purposes of up to $5.0 million non-taxable. The third quarter reflects three quarters of the benefit, retroactive to January 1, 2023, reducing income tax expense $0.6 million. This positive impact was more than offset by a one-time $1.8 million expense, related to a reduction in the carrying value of the deferred tax asset, due to the impact of the Wisconsin law decreasing the incremental tax rate. The tax rate is assumed to approximate 21% in the fourth quarter.” said Jim Broucek, Executive Vice President, and Chief Financial Officer.

•The efficiency ratio was 67% for the quarter ended September 30, 2023, compared to 66% for the quarter ended June 30, 2023.

•Gross loans increased by $22.6 million during the third quarter ended September 30, 2023, to $1.45 billion from $1.43 billion at June 30, 2023. Gross loans increased $35.7 million or 2.5% from December 31, 2022, and $71.5 million from September 30, 2022, or 5.2%.

•Nonperforming assets were $15.5 million at September 30, 2023, compared to $17.4 million at June 30, 2023. The decrease is due to 1) the payoff of a nonaccrual agricultural loan; 2) payments on nonaccrual loans and 3) modest new nonaccrual additions and modest additions of ninety day plus delinquent loans still accruing.

•Substandard loans decreased by $3.0 million to $16.2 million at September 30, 2023, compared to $19.2 million at June 30, 2023. The decrease was due to 1) the payoff of a long-term agricultural nonaccrual loan, 2) other net reductions in non-performing loans and 3) the payoff of another accruing agricultural real estate loan.

•Our office loan portfolio is $40.9 million and consists of 74 loans. There are no criticized loans in this portfolio and there have been no charge-offs in the trailing twelve months.

•Stockholders’ equity as a percent of total assets was 9.03% at September 30, 2023, compared to 9.05% at June 30, 2023. Tangible common equity (“TCE”) as a percent of tangible assets (non-GAAP)1 was 7.34% at September 30, 2023, compared to 7.35% at June 30, 2023. The positive impact of net income and amortization of intangibles was largely offset by an increase in the unrealized losses in the available for sale (AFS) investment portfolio.

•At September 30, 2023, our deposit portfolio composition was 54% consumer, 29% commercial, 11% public and 6% brokered deposits compared to 54% consumer, 27% commercial, 12% public and 7% brokered deposits at June 30, 2023.

•Uninsured and uncollateralized deposits were $277.9 million, or 19% of total deposits, at September 30, 2023, and $268.1 million, or 18% of total deposits, at June 30, 2023. Uninsured deposits alone at September 30, 2023, were $412.9 million, or 28% of total deposits, and $413.0 million, or 28% of total deposits at June 30, 2023.

•On-balance sheet liquidity, collateralized new borrowing capacity and uncommitted federal funds borrowing availability was 221% of uninsured and uncollateralized deposits at September 30, 2023, and 228% at June 30, 2023.

•On-balance sheet liquidity, collateralized new borrowing capacity and uncommitted federal funds borrowing availability was $604.9 million at September 30, 2023, and $611.1 million at June 30, 2023.

Balance Sheet and Asset Quality

Total assets increased modestly by $1.3 million during the quarter remaining at $1.83 billion at September 30, 2023.

Cash and cash equivalents decreased $10.4 million during the quarter to $32.5 million at September 30, 2023, partially due to a decrease in interest-bearing deposits of $5.4 million. The decrease was used to reduce FHLB advances.

Securities available for sale decreased $7.7 million during the quarter ended September 30, 2023, to $153.4 million from $161.1 million at June 30, 2023. This decrease was primarily due to principal repayments, and a decrease in the market value of the portfolio.

Securities held to maturity decreased $1.5 million to $92.3 million during the quarter ended September 30, 2023, from $93.8 million at June 30, 2023, due to principal repayments.

Gross loans increased by $22.6 million during the third quarter of 2023. The Bank grew the commercial real estate and multi-family portfolio’s $17.8 million and $11.0 million, respectively. As a result of the current interest rate environment, residential 10/1 ARM loan originations were added to the portfolio which resulted in residential mortgage loan growth of $6.2 million. Commercial and industrial loans decreased $12.7 million as commercial customers reduced amounts drawn on lines of credit.

The allowance for credit losses on loans decreased modestly by $0.2 million to $23.0 million at September 30, 2023, representing 1.59% of total loans receivable compared to 1.63% of total loans receivable at June 30, 2023. For the quarter ended September 30, 2023, the Bank had net recoveries of $161 thousand.

Allowance for Credit Losses (“ACL”) - Loans Percentage
(in thousands, except ratios)

	September 30, 2023	June 30, 2023	December 31, 2022	September 30, 2022
Loans, end of period	$1,447,529	$1,424,988	$1,411,784	$1,375,876
Allowance for credit losses - Loans	$22,973	$23,164
Allowance for loan losses “ALL”			$17,939	$17,217
ACL - Loans as a percentage of loans, end of period	1.59%	1.63%
ALL as a percentage of loans, end of period			1.27%	1.25%

Allowance for Credit Losses - Unfunded Commitments:
(in thousands)

In addition to the ACL - Loans, the Company has established an ACL - Unfunded Commitments of $1.571 million at September 30, 2023 and $1.544 million at June 30, 2023, classified in other liabilities on the consolidated balance sheets.

	September 30, 2023 and Three Months Ended	September 30, 2022 and Three Months Ended	September 30, 2023 and Nine Months Ended	September 30, 2022 and Nine Months Ended
ACL - Unfunded commitments - beginning of period	$1,544	$—	$—	$—
Cumulative effect of ASU 2016-13 adoption	—	—	1,537	—
Additions (reductions) to ACL - Unfunded commitments via provision for credit losses charged to operations	27	—	34	—
ACL - Unfunded commitments - end of period	$1,571	$—	$1,571	$—

Nonperforming assets decreased $1.9 million to $15.5 million or 0.85% of total assets at September 30, 2023, compared to $17.4 million or 0.95% at June 30, 2023. The decrease was due to 1) the payoff of a nonaccrual agricultural loan: 2) payments on nonaccrual loans: and 3) modest new nonaccrual additions and modest additions of ninety day plus delinquent loans still accruing.

	(in thousands)
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Special mention loan balances	$20,043	$20,507	$6,636	$12,170	$20,178
Substandard loan balances	16,171	19,203	15,439	17,319	20,227
Criticized loans, end of period	$36,214	$39,710	$22,075	$29,489	$40,405

Special mention loans decreased $0.5 million from June 30, 2023, due to reductions with no new additions.

Substandard loans decreased by $3.0 million to $16.2 million at September 30, 2023, compared to $19.2 million at June 30, 2023. The decrease was due to 1) the payoff of a nonaccrual loan, 2) other net reductions in non-performing loans and 3) the payoff of an agricultural real estate loan.

Total deposits increased $8.6 million during the quarter ended September 30, 2023, to $1.47 billion. Commercial deposits grew $28.2 million, largely due to growth in non-interest-bearing checking and retail deposits grew $4.5 million. Brokered deposits decreased $12.1 million largely due to CD maturities not replaced due to organic deposit growth. Public deposits declined $12.1 million during the quarter ended September 30, 2023, from the previous quarter due to seasonal outflows. Deposit composition changed during the third quarter, as both business and retail depositors sought higher yields on deposit accounts.

Deposit Portfolio Composition
(in thousands)

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Consumer deposits	$794,970	$790,404	$786,614	$805,598
Commercial deposits	429,358	401,079	391,534	405,733
Public deposits	163,734	175,869	194,683	173,548
Brokered deposits	85,173	97,330	63,962	39,841
Total deposits	$1,473,235	$1,464,682	$1,436,793	$1,424,720
Deposit Composition
(in thousands)

	September 30, 2023	June 30, 2023	December 31, 2022	September 30, 2022
Non-interest bearing demand deposits	$275,790	$261,876	$284,722	$285,670
Interest bearing demand deposits	336,962	358,226	371,210	394,924
Savings accounts	183,702	206,380	220,019	236,107
Money market accounts	312,689	288,934	323,435	328,544
Certificate accounts	364,092	349,266	225,334	189,123
Total deposits	$1,473,235	$1,464,682	$1,424,720	$1,434,368

Federal Home Loan Bank advances decreased $8.0 million to $114.5 million at September 30, 2023, from $122.5 million one quarter earlier, as deposit growth and reductions in cash and securities more than funded loan growth, allowing advances to decrease.

The Company did not repurchase any shares of the Company’s common stock in the third quarter of 2023. As of September 30, 2023, approximately 229 thousand shares remain available for repurchase under the current share repurchase authorization.

Review of Operations

Net interest income increased to $12.1 million for the third quarter ended September 30, 2023 from $11.7 million for the quarter ended June 30, 2023, and decreased from $14.5 million for the quarter ended September 30, 2022. The increase in net interest income in the third quarter of 2023, compared to the second quarter, is due to the recognition of $0.4 million of interest income on the payoff of a nonaccrual loan, with higher non-interest bearing deposit balances and positive asset repricing offsetting the impact of higher liability costs. From the third quarter of 2022, the decrease in net interest income is due to liability costs increasing more than asset yields.

Net interest income and net interest margin analysis:
(in thousands, except yields and rates)

	Three months ended
	September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
As reported	$12,121	2.79%	$11,686	2.72%	$12,795	3.02%	$14,478	3.40%	$14,457	3.43%
Less non-accretable difference realized as interest from payoff of purchased credit impaired (“PCI”) loans	—	—%	—	—%	—	—%	(109)	(0.02)%	(34)	(0.01)%
Less accelerated accretion from payoff of certain PCI loans with transferred non-accretable differences	—	—%	—	—%	—	—%	(32)	(0.01)%	(117)	(0.06)%
Less accretion for PCD loans	(39)	(0.01)%	(39)	(0.01)%	(37)	(0.01)%	—	—%	—	—%
Less scheduled accretion interest	(77)	(0.02)%	(85)	(0.02)%	(84)	(0.02)%	(169)	(0.04)%	(247)	(0.03)%
Without loan purchase accretion	$12,005	2.76%	$11,562	2.69%	$12,674	2.99%	$14,168	3.33%	$14,059	3.33%

The third quarter provision for credit losses was a negative $0.3 million due to net recoveries from the payoff of a nonaccrual agricultural loan and the reversal of collectively evaluated reserves on the payoff of two larger loans. The favorable impact of improved forecasted general economic conditions from the second quarter offsets the provision for loan growth. The provision was $0.45 million for the preceding quarter and $0.38 million was recorded during the third quarter a year ago.

Non-interest income decreased to $2.6 million in the quarter ended September 30, 2023, compared to $2.9 million in the quarter ended June 30, 2023, and increased from $2.5 million in the quarter ended September 30, 2022. The decrease from the second quarter of 2023 was largely due to lower gains on sale of loans as gain on sale returned to a more normal run rate in the current economic environment.

Total non-interest expense increased $0.2 million in the third quarter of 2023 to $10.0 million, compared to $9.8 million for the quarter ended June 30, 2023, and decreased from $11.3 million for the quarter ended September 30, 2022. Non-interest expense decreased $1.5 million for the nine-months ended September 30, 2023 compared to the comparable prior year period, largely due to (1) lower incentive compensation resulting in $0.6 million lower compensation expense, (2) reduction in amortization of intangible assets of $0.2 million and (3) new market tax credit depletion.

Provision for income taxes increased to $2.5 million in the third quarter of 2023 from $1.1 million in the second quarter of 2023 due primarily to the Wisconsin budget change making income on commercial loans under $5 million non-taxable. The lower incremental tax rate resulted in a one-time $1.8 million tax expense related to a reduction in the carrying value of the deferred tax asset, recorded in the third quarter of 2023. The tax benefit of this lower tax rate was $0.6 million and reflects three quarters of benefit due to this lower tax rate. The effective tax rate was 50.5 % for the quarter ended September 30, 2023, 25.5% for the quarter ended June 30, 2023 and 24.3% for the quarter ended September 30, 2022. Effective January 1, 2023, the Company early adopted ASU 2023-02. This guidance results in new market tax credit depletion being reclassified from non-interest expense to tax expense and changes the amortization method to be proportional to the tax credit realized. As a result, retained earnings increased $130 thousand, effective January 1, 2023, and non-interest expense decreased by $163 thousand from the prior year third quarter result.

These financial results are preliminary until Form 10-Q is filed in November 2023.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 23 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, ag operators and consumers, including residential mortgage loans.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “on pace,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include conditions in the financial markets and economic conditions generally; adverse impacts to the Company or Bank arising from the COVID-19 pandemic; acts of terrorism and political or military actions by the United States or other governments; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; higher lending risks associated with our commercial and agricultural banking activities; the sufficiency of accumulated credit loss allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; disintermediation risk; our ability to maintain our reputation; our ability to maintain or increase our market share; our ability to realize the benefits of net deferred tax assets; our inability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; our ability to attract and retain key personnel; our ability to keep pace with technological change; prevalence of fraud and other financial crimes; cybersecurity risks; the possibility that our internal controls and procedures could fail or be circumvented; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; restrictions on our ability to pay dividends; the potential volatility of our stock price; accounting standards for credit losses; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; public company reporting obligations; changes in federal or state tax laws; and changes in accounting principles, policies or guidelines and their impact on financial performance. Stockholders, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 7, 2023 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
1 Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, net income as adjusted per share, tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Net income as adjusted and net income as adjusted per share are non-GAAP measures that eliminate the impact of certain expenses such as branch closure costs and related severance pay, accelerated depreciation expense and lease termination fees, and the gain on sale of branch deposits and fixed assets. Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity are non-GAAP measures that eliminate the impact of goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

(CZWI-ER)

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except shares and per share data)

	September 30, 2023 (unaudited)	June 30, 2023 (unaudited)	December 31, 2022 (audited)	September 30, 2022 (unaudited)
Assets
Cash and cash equivalents	$32,532	$42,969	$35,363	$29,411
Other interest bearing deposits	—	—	249	368
Securities available for sale “AFS”	153,414	161,135	165,991	167,764
Securities held to maturity “HTM”	92,336	93,800	96,379	97,610
Equity investments	2,433	2,299	1,794	1,461
Other investments	15,109	16,347	15,834	15,907
Loans receivable	1,447,529	1,424,988	1,411,784	1,375,876
Allowance for credit losses	(22,973)	(23,164)	(17,939)	(17,217)
Loans receivable, net	1,424,556	1,401,824	1,393,845	1,358,659
Loans held for sale	2,737	2,394	—	666
Mortgage servicing rights, net	3,944	4,008	4,262	4,371
Office properties and equipment, net	19,465	19,827	20,493	21,427
Accrued interest receivable	5,936	5,702	5,285	4,716
Intangible assets	1,873	2,052	2,449	2,701
Goodwill	31,498	31,498	31,498	31,498
Foreclosed and repossessed assets, net	1,046	1,199	1,271	1,584
Bank owned life insurance (“BOLI”)	25,467	25,290	24,954	24,784
Other assets	18,741	19,493	16,719	17,275
TOTAL ASSETS	$1,831,087	$1,829,837	$1,816,386	$1,780,202
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,473,235	$1,464,682	$1,424,720	$1,434,368
Federal Home Loan Bank (“FHLB”) advances	114,530	122,530	142,530	102,530
Other borrowings	67,407	67,357	72,409	72,351
Other liabilities	10,513	9,710	9,639	7,634
Total liabilities	1,665,685	1,664,279	1,649,298	1,616,883
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 10,468,091, 10,470,175, 10,425,119 and 10,478,210 shares issued and outstanding, respectively	105	105	104	105
Additional paid-in capital	119,612	119,404	119,240	119,638
Retained earnings	67,424	64,926	65,400	60,833
Accumulated other comprehensive loss	(21,739)	(18,877)	(17,656)	(17,257)
Total stockholders’ equity	165,402	165,558	167,088	163,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,831,087	$1,829,837	$1,816,386	$1,780,202
        Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2023 (unaudited)	June 30, 2023 (unaudited)	September 30, 2022 (unaudited)	September 30, 2023 (unaudited)	September 30, 2022 (unaudited)
Interest and dividend income:
Interest and fees on loans	$19,083	$17,960	$15,937	$54,169	$44,597
Interest on investments	2,689	2,817	2,022	8,053	5,441
Total interest and dividend income	21,772	20,777	17,959	62,222	50,038
Interest expense:
Interest on deposits	7,388	6,162	1,681	17,898	3,734
Interest on FHLB borrowed funds	1,210	1,892	568	4,595	1,176
Interest on other borrowed funds	1,053	1,037	1,253	3,127	3,237
Total interest expense	9,651	9,091	3,502	25,620	8,147
Net interest income before provision for credit losses	12,121	11,686	14,457	36,602	41,891
Provision for credit losses	(325)	450	375	175	775
Net interest income after provision for credit losses	12,446	11,236	14,082	36,427	41,116
Non-interest income:
Service charges on deposit accounts	491	488	535	1,464	1,505
Interchange income	601	591	597	1,743	1,760
Loan servicing income	611	499	611	1,679	1,912
Gain on sale of loans	299	904	194	1,501	1,330
Loan fees and service charges	140	88	267	308	500
Net gains (losses) on investment securities	116	10	(55)	182	(167)
Other	307	333	323	893	717
Total non-interest income	2,565	2,913	2,472	7,770	7,557
Non-interest expense:
Compensation and related benefits	5,293	5,336	5,900	15,967	16,887
Occupancy	1,335	1,359	1,429	4,117	4,137
Data processing	1,536	1,444	1,382	4,440	4,098
Amortization of intangible assets	179	193	399	576	1,197
Mortgage servicing rights expense, net	150	148	197	456	65
Advertising, marketing and public relations	185	151	300	472	762
FDIC premium assessment	204	203	119	608	352
Professional services	342	306	382	1,153	1,152
Losses (gains) on repossessed assets, net	100	(9)	(8)	62	(17)
New market tax credit depletion	—	—	163	—	488
Other	645	715	1,014	2,085	2,286
Total non-interest expense	9,969	9,846	11,277	29,936	31,407
Income before provision for income taxes	5,042	4,303	5,277	14,261	17,266
Provision for income taxes	2,544	1,097	1,284	4,895	4,201
Net income attributable to common stockholders	$2,498	$3,206	$3,993	$9,366	$13,065
Per share information:
Basic earnings	$0.24	$0.31	$0.38	$0.89	$1.24
Diluted earnings	$0.24	$0.31	$0.38	$0.89	$1.24
Cash dividends paid	$—	$—	$—	$0.29	$0.26
Book value per share at end of period	$15.80	$15.81	$15.59	$15.80	$15.59
Tangible book value per share at end of period (non-GAAP)	$12.61	$12.61	$12.32	$12.61	$12.32

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

GAAP pretax income	$5,042	$4,303	$5,277	$14,261	$17,266
Branch closure costs (1)	—	—	302	—	335
Pretax income as adjusted (2)	$5,042	$4,303	$5,579	$14,261	$17,601
Provision for income tax on net income as adjusted (3)	2,544	1,097	1,357	4,895	4,282
Net income as adjusted (non-GAAP) (2)	$2,498	$3,206	$4,222	$9,366	$13,319
GAAP diluted earnings per share, net of tax	$0.24	$0.31	$0.38	$0.89	$1.24
Branch closure costs, net of tax	—	—	0.02	—	0.02
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.24	$0.31	$0.40	$0.89	$1.26

Average diluted shares outstanding	10,470,098	10,477,733	10,519,079	10,474,685	10,533,414

(1) Branch closure costs include severance pay recorded in compensation and benefits and accelerated depreciation expense included in other non-interest expense in the consolidated statement of operations.
(2) Pretax income as adjusted and net income as adjusted is a non-GAAP measure that management believes enhances the market’s ability to assess the underlying business performance and trends related to core business activities.
(3) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.

Loan Composition
(in thousands)

	September 30, 2023	June 30, 2023	December 31, 2022	September 30, 2022
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$750,282	$732,435	$725,971	$701,688
Agricultural real estate	84,558	87,198	87,908	81,707
Multi-family real estate	219,193	208,211	208,908	197,672
Construction and land development	109,799	105,625	102,492	117,850
C&I/Agricultural operating:
Commercial and industrial	121,033	133,763	136,013	134,815
Agricultural operating	24,552	24,358	28,806	26,033
Residential mortgage:
Residential mortgage	125,939	119,724	105,389	98,733
Purchased HELOC loans	2,881	3,216	3,262	3,357
Consumer installment:
Originated indirect paper	7,175	8,189	10,236	11,234
Other consumer	6,440	6,487	7,150	7,310
Gross loans	$1,451,852	$1,429,206	$1,416,135	$1,380,399
Unearned net deferred fees and costs and loans in process	(3,048)	(2,827)	(2,585)	(2,447)
Unamortized discount on acquired loans	(1,275)	(1,391)	(1,766)	(2,076)
Total loans receivable	$1,447,529	$1,424,988	$1,411,784	$1,375,876

Nonperforming Assets
(in thousands, except ratios)

	September 30, 2023 (1)	June 30, 2023 (1)	December 31, 2022	September 30, 2022
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$10,570	$11,359	$5,736	$5,848
Agricultural real estate	469	1,712	2,742	2,729
Construction and land development	94	94	—	43
Commercial and industrial (“C&I”)	—	4	552	188
Agricultural operating	1,373	1,436	890	668
Residential mortgage	923	1,029	1,253	1,246
Consumer installment	27	29	31	50
Total nonaccrual loans	$13,456	$15,663	$11,204	$10,772
Accruing loans past due 90 days or more	971	492	246	248
Total nonperforming loans (“NPLs”)	14,427	16,155	11,450	11,020
Foreclosed and repossessed assets, net	1,046	1,199	1,271	1,584
Total nonperforming assets (“NPAs”)	$15,473	$17,354	$12,721	$12,604
Loans, end of period	$1,447,529	$1,424,988	$1,411,784	$1,375,876
Total assets, end of period	$1,831,087	$1,829,837	$1,816,386	$1,780,202
Ratios:
NPLs to total loans	1.00%	1.13%	0.81%	0.80%
NPAs to total assets	0.85%	0.95%	0.70%	0.71%

(1) Loan balances are at amortized cost.

Average Balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three Months Ended September 30, 2023			Three Months Ended June 30, 2023			Three Months Ended September 30, 2022
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$21,298	$302	5.63%	$24,779	$327	5.29%	$11,043	$60	2.16%
Loans receivable	1,435,284	19,083	5.27%	1,414,925	17,960	5.09%	1,370,897	15,937	4.61%
Interest bearing deposits	—	—	—%	5	—	—%	1,079	7	2.57%
Investment securities (1)	252,226	2,119	3.33%	264,579	2,210	3.34%	274,868	1,768	2.57%
Other investments	15,511	268	6.85%	17,491	280	6.42%	14,910	187	4.98%
Total interest earning assets (1)	$1,724,319	$21,772	5.01%	$1,721,779	$20,777	4.84%	$1,672,797	$17,959	4.26%
Average interest bearing liabilities:
Savings accounts	$199,279	$328	0.65%	$209,277	$393	0.75%	$238,095	$211	0.35%
Demand deposits	354,073	1,863	2.09%	366,037	1,752	1.92%	413,033	575	0.55%
Money market accounts	298,098	1,889	2.51%	299,201	1,774	2.38%	331,469	519	0.62%
CD’s	358,238	3,308	3.66%	293,262	2,243	3.07%	160,960	376	0.93%
Total deposits	$1,209,688	$7,388	2.42%	$1,167,777	$6,162	2.12%	$1,143,557	$1,681	0.58%
FHLB advances and other borrowings	182,967	2,263	4.91%	238,776	2,929	4.92%	192,338	1,821	3.76%
Total interest bearing liabilities	$1,392,655	$9,651	2.75%	$1,406,553	$9,091	2.59%	$1,335,895	$3,502	1.04%
Net interest income		$12,121			$11,686			$14,457
Interest rate spread			2.26%			2.25%			3.22%
Net interest margin (1)			2.79%			2.72%			3.43%
Average interest earning assets to average interest bearing liabilities			1.24			1.22			1.25

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters ended September 30, 2023, June 30, 2023 and September 30, 2022. The FTE adjustment to net interest income included in the rate calculations totaled $0, $0 and $0 thousand for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively.

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$19,066	$768	5.39%	$23,727	$116	0.65%
Loans receivable	1,420,423	54,169	5.10%	1,334,811	44,597	4.47%
Interest bearing deposits	84	1	1.59%	1,365	22	2.15%
Investment securities (1)	261,507	6,505	3.33%	282,771	4,777	3.38%
Other investments	16,447	779	6.33%	15,044	526	4.67%
Total interest earning assets (1)	$1,717,527	$62,222	4.84%	$1,657,718	$50,038	4.04%
Average interest bearing liabilities:
Savings accounts	$208,446	$1,103	0.71%	$237,677	$442	0.25%
Demand deposits	370,235	5,047	1.82%	411,471	1,045	0.34%
Money market accounts	298,957	4,759	2.13%	318,246	1,011	0.42%
CD’s	300,279	6,989	3.11%	169,804	1,236	0.97%
Total deposits	$1,177,917	$17,898	2.03%	$1,137,198	$3,734	0.44%
FHLB advances and other borrowings	214,034	7,722	4.82%	181,598	4,413	3.25%
Total interest bearing liabilities	$1,391,951	$25,620	2.46%	$1,318,796	$8,147	0.83%
Net interest income		$36,602			$41,891
Interest rate spread			2.38%			3.21%
Net interest margin (1)			2.85%			3.38%
Average interest earning assets to average interest bearing liabilities			1.23			1.26
(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the nine months September 30, 2023 and September 30, 2022. The FTE adjustment to net interest income included in the rate calculations totaled $0 and $1 thousand for the nine months ended September 30, 2023 and September 30, 2022, respectively.

Key Financial Metric Ratios:

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Ratios based on net income:
Return on average assets (annualized)	0.54%	0.70%	0.89%	0.68%	0.99%
Return on average equity (annualized)	5.97%	7.81%	9.57%	7.59%	10.51%
Return on average tangible common equity[4] (annualized)	7.74%	10.26%	12.99%	9.91%	14.22%
Efficiency ratio	67%	66%	64%	66%	61%
Net interest margin with loan purchase accretion	2.79%	2.72%	3.43%	2.85%	3.38%
Net interest margin without loan purchase accretion	2.76%	2.69%	3.33%	2.82%	3.27%
Ratios based on net income as adjusted (non-GAAP)
Return on average assets as adjusted[2] (annualized)	0.54%	0.70%	0.94%	0.68%	1.01%
Return on average equity as adjusted[3] (annualized)	5.97%	7.81%	10.12%	7.59%	10.71%

Reconciliation of Return on Average Assets
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

GAAP earnings after income taxes	$2,498	$3,206	$3,993	$9,366	$13,065
Net income as adjusted after income taxes (non-GAAP) (1)	$2,498	$3,206	$4,221	$9,366	$13,318
Average assets	$1,836,775	$1,844,196	$1,780,942	$1,832,832	$1,764,321
Return on average assets (annualized)	0.54%	0.70%	0.89%	0.68%	0.99%
Return on average assets as adjusted (non-GAAP) (annualized)	0.54%	0.70%	0.94%	0.68%	1.01%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Return on Average Equity
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
GAAP earnings after income taxes	$2,498	$3,206	$3,993	$9,366	$13,065
Net income as adjusted after income taxes (non-GAAP) (1)	$2,498	$3,206	$4,221	$9,366	$13,318
Average equity	$166,131	$164,661	$165,528	$165,075	$166,181
Return on average equity (annualized)	5.97%	7.81%	9.57%	7.59%	10.51%
Return on average equity as adjusted (non-GAAP) (annualized)	5.97%	7.81%	10.12%	7.59%	10.71%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Efficiency Ratio
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Non-interest expense (GAAP)	$9,969	$9,846	$11,277	$29,936	$31,407
Less amortization of intangibles	(179)	(193)	(399)	(576)	(1,197)
Efficiency ratio numerator (GAAP)	$9,790	$9,653	$10,878	$29,360	$30,210

Non-interest income	$2,565	$2,913	$2,472	$7,770	$7,557
(Gain) loss on investment securities	(116)	(10)	55	(182)	167
Net interest margin	12,121	11,686	14,457	36,602	41,891
Efficiency ratio denominator (GAAP)	$14,570	$14,589	$16,984	$44,190	$49,615
Efficiency ratio (GAAP)	67%	66%	64%	66%	61%

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	September 30, 2023	June 30, 2023	December 31, 2022	September 30, 2022
Total stockholders’ equity	$165,402	$165,558	$167,088	$163,319
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,873)	(2,052)	(2,449)	(2,701)
Tangible common equity (non-GAAP)	$132,031	$132,008	$133,141	$129,120
Ending common shares outstanding	10,468,091	10,470,175	10,425,119	10,478,210
Book value per share	$15.80	$15.81	$16.03	$15.59
Tangible book value per share (non-GAAP)	$12.61	$12.61	$12.77	$12.32

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	September 30, 2023	June 30, 2023	December 31, 2022	September 30, 2022
Total stockholders’ equity	$165,402	$165,558	$167,088	$163,319
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,873)	(2,052)	(2,449)	(2,701)
Tangible common equity (non-GAAP)	$132,031	$132,008	$133,141	$129,120
Total Assets	$1,831,087	$1,829,837	$1,816,386	$1,780,202
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,873)	(2,052)	(2,449)	(2,701)
Tangible Assets (non-GAAP)	$1,797,716	$1,796,287	$1,782,439	$1,746,003
Total stockholders’ equity to total assets ratio	9.03%	9.05%	9.20%	9.17%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.34%	7.35%	7.47%	7.40%

Reconciliation of Return on Average Tangible Common Equity (non-GAAP)
(in thousands, except ratios)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Total stockholders’ equity	$165,402	$165,558	$163,319	$165,402	$163,319
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,873)	(2,052)	(2,701)	(1,873)	(2,701)
Tangible common equity (non-GAAP)	$132,031	132,008	$129,120	$132,031	$129,120
Average tangible common equity (non-GAAP)	$132,671	$131,016	$131,130	$131,425	$131,383
GAAP earnings after income taxes	2,498	3,206	3,993	9,366	13,065
Amortization of intangible assets, net of tax	89	144	302	378	906
Tangible net income	$2,587	$3,350	$4,295	$9,744	$13,971
Return on average tangible common equity (annualized)	7.74%	10.26%	12.99%	9.91%	14.22%

1Net income as adjusted and net income as adjusted per share are non-GAAP financial measures that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.
2Return on average assets as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.
3Return on average equity as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.
4Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on tangible common equity are non-GAAP measures that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)”, “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”, and “Reconciliation of return on average tangible common equity)”.